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                                  EXHIBIT 99.1

                                  PRESS RELEASE

                  METAL MANAGEMENT, INC. ANNOUNCES ACQUISITION

         Chicago, IL - August 7, 1996 -- Metal Management, Inc. (the "Company") (NASDAQ symbol- MTLM) has entered into a Letter of Intent to acquire the MacLeod Group of Companies (the "MacLeod Group") for a combination of cash, stock and warrants.

         The Letter of Intent contemplates the execution of a definitive agreement between the parties, such agreement to be conditioned upon, among other things, completion of the Company's "due diligence" review of the MacLeod Group's books and records, as well as an environmental assessment of its properties.

         The MacLeod Group, based in South Gate, California, is a group of recycling companies that process ferrous and non-ferrous metals in the greater Los Angeles area and consists of California Metals, Inc., Firma, Inc., MacLeod Metals, Inc., Firma Plastics, Inc. and Trojan Trading, Inc. The MacLeod Group's consolidated gross revenues were approximately $35 million.

         As part of the acquisition, Mr. MacLeod will join the Board of Directors of Metal Management.

         "The MacLeod Group is an excellent fit with our prior acquisition of EMCO Recycling Corp. in Arizona," said T. Benjamin Jennings, the Company's Chairman of the Board and Chief Development Officer. "This Los Angeles acquisition is consistent with our business strategy of consolidating the scrap metal recycling industry, and further enhances our existing processing capabilities in conjunction with our Arizona operations."

         Gerard M. Jacobs, the Company's President and Chief Executive Officer, said, "We are proud that a scrap metal industry professional of the stature of Ian MacLeod will be bringing the MacLeod Group into the Metal Management family of companies. We look forward to working with him to build our Company into the industry leader."

CONTACT:   Metal Management, Inc., Illinois
           Xavier Hermosillo, 310/832-2999
           Corporate Communications and Investor Relations


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